Exhibit 10.1

OPTION REPURCHASE AGREEMENT

THIS OPTION REPURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of January 29, 2009, by and between                     (“Seller”) and Casual Male Retail Group, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company has adopted a stock option repurchase program pursuant to which it is offering to purchase from directors and certain key executives stock options, vested and unvested, having an exercise price of $3.00 or greater (the “Eligible Options”) for a cash payment for each Eligible Option based on the Black-Scholes valuation of such option.

B. As part of such program, Seller desires to sell to the Company, and the Company desires to repurchase from Seller, the Seller’s Eligible Options set forth on Schedule A hereto for the purchase price set forth on Schedule A hereto.

C. The Company and Seller desire to enter into this Agreement setting forth certain terms relating to such option repurchase.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and the Company agree as follows:

1. Option Repurchase. The Company hereby agrees to repurchase, and Seller hereby agrees to sell to the Company, all of Seller’s right, title and interest to the Eligible Options set forth on Schedule A hereto for the purchase price set forth on Schedule A hereto. Upon payment of such purchase price by the Company to the Seller, such Eligible Options shall be terminated and Seller shall no longer have any rights with respect to such Eligible Options.

2. No Entitlement to Future Awards. The Seller acknowledges that the Seller’s participation in the option repurchase program, of which this Agreement is a part, does not entitle Seller to any equity-based awards in the future, and any such future grants are in the complete discretion of the Company. In that regard, each of the Seller and the Company acknowledge and confirm that there is no agreement, commitment, offer or understanding with or by the Company involving future grants of equity-based awards to the Seller as a result of this Agreement or otherwise.

3. Sophistication. The Seller represents and warrants that Seller has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transaction contemplated by this Agreement, and has so evaluated the merits and risks of such transaction. The Seller has sought such accounting, legal and tax advice as Seller has considered necessary to make an informed decision with respect to this transaction.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have hereunto set their names as of the date first above written.

THE COMPANY:

CASUAL MALE RETAIL GROUP, INC.

By:	David A. Levin
Its:	President, CEO

SELLER:

Schedule A

Plan	Grant Date	Number of Option Shares	Exercise Price Per Share	Number of Option Shares for Repurchase	Black-Scholes Valuation	Total Purchase Price